SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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Definitive proxy statement
Soliciting material under Rule 14a-12

Rockford Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ROCKFORD CORPORATION

546 South Rockford Drive
Tempe, Arizona 85281

To the Holders of

Rockford Corporation Common Stock

Dear Shareholder:

      You are cordially invited to attend Rockford’s 2001 Annual Shareholders Meeting. We will hold the meeting on Wednesday, April 25, 2001, at Rockford’s new corporate headquarters, 600 South Rockford Drive, Tempe, Arizona 85281. The meeting will begin promptly at 2:00 p.m., Mountain Standard Time, and you should plan to arrive at least 1/2 hour before it starts.

      The formal notice of the meeting follows on the next page. No admission tickets or other credentials are required.

      We will have some of our directors and officers available before and after the meeting to speak with you. During the meeting, we will answer your questions about our business affairs and will consider the matters explained in the Notice and Proxy Statement that follow.

      Please vote, sign and return the enclosed proxy as soon as possible, whether or not you plan to attend the meeting. Your vote is important.

Sincerely,

/s/ W. GARY SUTTLE

W. Gary Suttle
President and Chief Executive Officer

NOTICE OF 2001 ANNUAL SHAREHOLDERS MEETING

March 20, 2001

To the Holders of

Rockford Corporation Common Stock

      We will hold our 2001 Annual Shareholders Meeting at Rockford’s new corporate headquarters, 600 South Rockford Drive, Tempe, Arizona 85281, on Wednesday, April 25, 2001, at 2:00 p.m., Mountain Standard Time. At the meeting we will:

•	Elect 6 directors; and

•	Consider any other matters that properly come before the meeting.

      Only shareholders who owned our common stock of record at the opening of business, 8:00 a.m., Eastern Daylight Time, on March 12, 2001, (“Shareholders”) are entitled to receive notice of and to vote at the meeting. We will have a list of the Shareholders at the meeting and, for ten days before the meeting, at our principal executive office, 600 South Rockford Drive, Tempe, Arizona 85281. Any Shareholder may examine the list for any purpose germane to the meeting.

      We have enclosed our 2000 Annual Report, including financial statements, and our Proxy Statement with this notice of annual meeting.

      The Board of Directors is soliciting your proxy and requests that you please sign, date and mail the enclosed proxy card. We have provided a return envelope for that purpose, which requires no postage if mailed in the United States. We urge you to vote as soon as possible.

/s/ JAMES M. THOMSON

James M. Thomson
Vice President of Finance,
Chief Financial Officer and Secretary

Please Vote — Your Vote is Important

General Information
Required Vote To Approve Each Proposal
Who to call if you have Questions
Proposal and Board Recommendation
Executive Officers and Board of Directors
About the Board and Its Committees
Executive Compensation
Compensation Committee Report on Executive Compensation
Related Party Transactions
Principal Shareholders And Shareholdings Of Officers And Directors
Section 16(A) Beneficial Ownership Reporting Compliance
Stock Price Performance Graph
Our Next Annual Meeting and Proposals by Shareholders
Annual Report

Proxy Statement

General Information	1

Required Vote to Approve the Proposal	2

Who to call if you have Questions	2

Proposal and Board Recommendation	2

Executive Officers and Board of Directors	3

Executive Compensation	7

Related Party Transactions	9

Principal Shareholders and Shareholdings of Officers and Directors	11

Section 16(A) Beneficial Ownership Reporting Compliance	12

Stock Price Performance Graph	13

Independent Auditor and Fees	13

Our Next Annual Meeting and Proposals by Shareholders	14

Annual Report	14

General Information

Who May Vote

      You may vote if our records show that you held shares of our common stock as of March 12, 2001. At that date, 7,996,697 shares were outstanding and entitled to vote. The enclosed Proxy Card shows the number of shares you may vote.

Number of Votes

      You have one vote for each share, except that you may cumulate votes in the election of directors. Your individual vote is confidential and will not be disclosed to third parties.

      Because you may cumulate votes in the election of directors and we will elect 6 directors, you have 6 votes for each share in our election of directors. You may cast your votes for a single candidate or you may divide them as you choose among up to 6 candidates.

Voting by Proxy

      If you hold your shares in your own name, you may vote by signing, dating and mailing the Proxy Card in the envelope provided. If you give us a proxy without giving specific voting instructions, the Proxies will vote your shares as the Board of Directors recommends. If the meeting is adjourned, the Proxies will vote your shares on the new meeting date unless you revoke your proxy.

      The Board of Directors is soliciting the enclosed proxy. We anticipate first mailing this Proxy Statement and the Proxy Card on March 20, 2001.

      If a broker, bank or other nominee holds your shares (i.e., they are in “street name”), you will receive instructions from them. You must follow their instructions if you want to have your shares voted.

Other Matters

      We are not aware of any matters that will be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters are properly presented at the meeting, the Proxies will vote your shares using their own judgment.

Voting in Person

      You may vote your shares at the meeting if you attend in person.

Revoking Your Proxy

      You may revoke your proxy if you:

•	Send us another signed proxy with a later date and we receive it before the Proxies vote your shares at the meeting; or

•	Send us a letter revoking your proxy and we receive it before the Proxies vote your shares at the meeting; or

•	Attend the Annual Meeting and vote your shares in person.

How a Quorum is Determined

      If you have returned a proxy or attend the meeting in person, the inspectors of election will count your shares to determine whether there is a quorum even if you abstain from voting. If a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, those shares will not be considered present or entitled to vote on that matter.

Cost of this Solicitation

      We will pay the cost of this proxy solicitation, including the charges of brokerage firms and others who forward material to beneficial owners of our shares. We will solicit proxies by mail and may also solicit them by personal interview, telephone, e-mail or telegraph.

      Corporate Investor Communications will serve as our proxy solicitation agent, will coordinate the distribution of proxy materials, and will oversee the return of Proxy Cards. We estimate the fee for these services will be approximately $4,000.

Attending the Meeting if your Shares are in “Street Name”

      If your shares are held in street name you may attend the meeting, but you must vote through your broker or bank and cannot vote in person. If you are a beneficial owner of shares held by a broker or bank you will need proof of ownership to attend the meeting. We will accept a recent statement or letter from your broker or bank, showing your ownership of our shares on the record date, as proof of ownership.

Required Vote to Approve the Proposal

      The six nominees for director who receive the most votes will be elected. Shareholders may cumulate votes in the election of directors, so each shareholder has 6 votes for each share in the directors’ election. You may cast your 6 votes per share for a single candidate or you may divide them as you choose among up to 6 candidates.

Who to call if you have Questions

      If you have questions about the meeting or voting please call Victoria Hodson, our Investor Relations Coordinator, at (480) 517-3042.

Proposal and Board Recommendation

Proposal To Elect Six Directors

  Directors to be Elected

      The shareholders will elect the entire Board of Directors, a total of 6 directors, at the meeting.

  Cumulative Voting Allowed

      Shareholders may cumulate votes in the election of directors, so each shareholder has 6 votes for each share. You may cast your 6 votes per share for a single candidate or you may divide them as you choose among up to 6 candidates.

  Vote Required

      The six nominees who receive the most votes will be elected.

  Nominees of the Board

      Our Board has nominated the following individuals to serve on our Board of Directors:

W. Gary Suttle	Jerry E. Goldress
Nicholas G. Bartol	Timothy C. Bartol
Ralph B. Godfrey	John P. Lloyd

      Each nominee is currently serving on the Board, has agreed to be named in this Proxy Statement and has agreed to serve if elected. See pages 3-5 for information about each of the nominees.

      Each director elected will hold office until the next annual meeting or until a successor is elected and qualified. If a director resigns or otherwise is unable to complete his term of office, the Board of Directors may elect another director for the remainder of the term.

      We know of no reason why any of the listed nominees will not be able to serve. If a nominee is unavailable, the Proxies will vote your shares for any substitute nominee proposed by the Board of Directors.

  Recommendation

      Your directors recommend that you elect the six nominees.

Executive Officers and Board of Directors

      Our Executive Officers and Board of Directors are listed in the following table:

Name	Age	Position	Director Since

W. Gary Suttle (1)	60	President, Chief Executive Officer and Director	1992

David A. Boshes	45	Vice President of Operations

Daniel C. McLeod	47	Vice President of Sales

Jacqueline M. Mott	57	Vice President of Human Resources

David L. Richards	54	Vice President of Information Technology

James C. Strickland	63	Vice President of Engineering

James M. Thomson	54	Vice President of Finance, Chief Financial Officer and Secretary

Alan R. Zimmerman	44	Vice President of Product Design and Development

Jerry E. Goldress (1)(2)(3)	70	Chairman of the Board	1998

Nicholas G. Bartol	46	Director	1985

Timothy C. Bartol (1)(2)(3)	45	Director	1997

Ralph B. Godfrey (2)	61	Director	1999

John P. Lloyd (3)	49	Director	1988

(1)	Member of the executive committee.

(2)	Member of the nominating and compensation committee.

(3)	Member of the audit and finance committee.

      W. Gary Suttle Mr. Suttle has served as our President and Chief Executive Officer since August 1992. From that time through December 31, 1998, he simultaneously served as a partner in Grisanti, Galef & Goldress, a turnaround, growth and profit improvement firm and provided his services to us through that firm under a consulting agreement. From 1982 until 1992, Mr. Suttle was a partner in Grisanti, Galef & Goldress and was involved in consulting and management for various manufacturing and retail firms. From 1980 to 1982, Mr. Suttle was a consultant with The Boston Consulting Group. He also served as a captain in the U.S. Marine Corps where he was involved in special operations. Mr. Suttle holds a B.S. in Electrical Engineering from Auburn University, an M.S. in Electrical Engineering from the Georgia Institute of Technology and an M.B.A. from The Harvard Graduate School of Business Administration.

      David A. Boshes Mr. Boshes has served as our Vice President of Operations since 1996 and has served us in various positions since 1993, beginning as Production Engineering Manager. From 1976 until 1993, Mr. Boshes held various technical positions with Digital Equipment, ranging from Product Test Engineer to Plant Engineering Manager. Mr. Boshes holds a B.S. in Electrical Engineering from Northern Arizona University.

      Daniel C. McLeod Mr. McLeod has served as our Vice President of Sales since 1991 and has served us in various sales positions since 1985. From 1982 to 1985, Mr. McLeod operated a manufacturers representative firm selling consumer electronics. From 1975 to 1982, Mr. McLeod was a retail store manager for the Minneapolis based chain of Team Electronics.

      Jacqueline M. Mott Ms. Mott has served as our Vice President of Human Resources since October 2000 and, before that, as our Director of Human Resources since 1995. Before joining Rockford Ms. Mott operated her own human resources and communication consulting practice. Her other experience includes serving as Vice President of Human Resources for a financial services corporation and management positions in the retail and publishing industries.

      David L. Richards Mr. Richards has served as our Vice President of Information Technology since 1996 and, prior to that, as Director of Information Technology beginning in 1993. From 1976 until 1993, Mr. Richards held a number of MIS management positions for Digital Equipment with responsibility for systems and programming implementation. Mr. Richards also served in the U.S. Army.

      James C. Strickland Mr. Strickland has served as our Vice President of Engineering since 1992 and has served us in other engineering and research positions since 1987. Prior to joining us in 1987, he served in various engineering capacities with Sony, MCI, Acoustat and The David Hafler Company. Mr. Strickland holds a B.S. in Mathematics from the University of Miami (Florida). Mr. Strickland holds seven U.S. patents, three of which have been assigned to Rockford, involving circuitry used in home and auto amplifiers.

      James M. Thomson Mr. Thomson has served as our Vice President of Finance and Chief Financial Officer since joining us in 1993. Prior to 1993, Mr. Thomson held positions as Operations Finance Manager, Corporate Controller of Corporate Planning and Director of Finance and Customer Administration for the Toro Company Worldwide Irrigation Division. He was also a Senior Financial Analyst for Litton Industries and operated his own consulting company. Mr. Thomson also served in the U.S. Navy. Mr. Thomson holds a B.S. and M.S. in Applied Economics from the University of Wisconsin — Madison.

      Alan R. Zimmerman Mr. Zimmerman has served as our Vice President of Product Design and Development since 1998 and has served us in various positions since 1988. Mr. Zimmerman was with Honeywell from 1980 to 1988 where he held various positions in cost and inventory accounting, manufacturing financial analysis and business planning. Mr. Zimmerman holds a B.S. in Accounting and an M.B.A. from Arizona State University.

      Jerry E. Goldress Mr. Goldress has served as our Chairman of the Board since 1998. Mr. Goldress served as an advisory director to us from 1992 until 1998. Since 1981, Mr. Goldress has served as Chairman and Chief Executive Officer of Grisanti, Galef & Goldress. Mr. Goldress is also a director of Applied Magnetics, a publicly held supplier of magnetic recording heads and head stack assemblies for disc drives, and of K2, Inc., a publicly held manufacturer of snow ski equipment. Mr. Goldress has a B.S. and M.S. in Industrial Engineering from Pennsylvania State University.

      Nicholas G. Bartol Mr. Bartol has served as a director since 1985, except for a two-year period from 1991 to 1993. Mr. Bartol was employed by EFW, a defense contractor, from 1985 until April 1999. Mr. Bartol holds an A.B. from Brown University, an M.B.A. from Southern Methodist University and a Master of Theology from Dallas Theological Seminary. Mr. Bartol is the brother of Timothy C. Bartol.

      Timothy C. Bartol Mr. Bartol has served as a director since 1997 and served as our Chairman in 1997 and 1998. Mr. Bartol has been employed since 1994 by Phillips Publishing and is currently Director of Information Technology for its Wealth Division. From 1997 until February 2000, he served as Director of Applications Development for Phillips Publishing. Mr. Bartol holds a B.A. from Stanford University, and an M.B.A. and M.S./M.I.S. from Boston University. Mr. Bartol is the brother of Nicholas G. Bartol.

      Ralph B. Godfrey Mr. Godfrey has served as a director since April 1999. Mr. Godfrey was employed by 3Com, a publicly held manufacturer of computer networking products from 1990 until he retired late in 2000. He held various positions at 3Com, including Senior Vice President of Americas Sales and Senior Vice

President of E-Business. Mr. Godfrey holds a B.S.E.E. and an M.S. in Electrical Engineering from Auburn University.

      John P. Lloyd Mr. Lloyd has served as a director since 1988. Mr. Lloyd has worked since 1994 as a Managing Director in the Investment Management Group of Aetna. Mr. Lloyd is a Chartered Financial Analyst and has a B.S. in Finance from Villanova University and an M.B.A. in Investments from Drexel University.

About the Board and Its Committees

  Board Meetings

      In 2000, our Board held a total of 4 meetings. Each director attended at least 75% of his Board and committee meetings, except that Tim Bartol attended 3 of our 5 audit and finance committee meetings.

  Board Committees

      Executive Committee: The executive committee meets periodically to advise upon and approve our business and affairs that arise between the regularly scheduled Board meetings. The current members of the executive committee are Messrs. Goldress (Chair), T. Bartol and Suttle.

      Nominating and Compensation Committee: The nominating and compensation committee recommends officers and directors to the Board of Directors and reviews and approves the amount and type of compensation paid to senior management. The nominating and compensation committee met one time during 2000. The nominating and compensation committee will consider nominees recommended by our shareholders. If you wish to make a recommendation please send it to our Investor Relations Coordinator, Victoria Hodson, at our executive offices. We must receive nominations no later than November 23, 2001, to consider nominees for election at our annual meeting in 2002. The current members of the nominating and compensation committee are Messrs. T. Bartol (Chair), Godfrey and Goldress.

      Audit and Finance Committee: The audit and finance committee reviews our accounting controls and financial reporting processes. It recommends to the Board of Directors the engagement of our outside auditors. The Board of Directors has adopted a written charter for the audit and finance committee. The audit and finance committee met 5 times during 2000. The members of our audit and finance committee are independent as defined in Rule 4200(a)(15) of The NASDAQ National Market’s listing standards and we believe each of them satisfies the requirements for financial literacy established in Rule 4230 of The NASDAQ National Market’s listing standards. The current members of the audit and finance committee are Messrs. Lloyd (Chair), T. Bartol and Goldress.

  Audit and Finance Committee Report and Actions

      The following is the 2000 report of the audit and finance committee.

      We focus our audit functions on three areas:

•	The adequacy of our internal controls and financial reporting process and the reliability of our financial statements.

•	The independence and performance of our independent auditors.

•	Our compliance with legal and regulatory requirements.

      We meet with management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting. We discuss these matters with our independent auditors and with appropriate financial personnel on Rockford’s staff. We regularly meet privately with the independent auditors, who have unrestricted access to the committee.

      We recommend to the Board the appointment of the independent auditors and review periodically their performance and independence from management. In addition, we review Rockford’s financing plans and report recommendations to the full Board for approval and to authorize action.

      The directors who serve on the committee are all “independent” for purposes of The NASDAQ National Market’s listing standards. That is, the Board of Directors has determined that none of us has a relationship to Rockford that may interfere with our independence from Rockford and its management.

      The Board has adopted a written charter setting out the audit related functions the committee is to perform. You can find a copy of that charter attached to this proxy statement as Appendix A.

      Management has primary responsibility for our financial statements and the overall reporting process, including our system of internal controls. Our independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present our financial position, results of operations and cash flows in conformity with generally accepted accounting principles and discuss with us any issues they believe should be raised with us.

      During 2000 we reviewed our audited financial statements and met with both management and Ernst & Young, our independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

      We have received from and discussed with Ernst & Young the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These disclosures relate to that firm’s independence from Rockford. We also discussed with Ernst & Young any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      Based on these reviews and discussions, we recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

Audit and Finance Committee:	John P. Lloyd

Timothy C. Bartol
Jerry E. Goldress

  Director Compensation

      We compensate our non-executive directors by paying them $1,000 per quarter. In addition to compensation, we reimburse directors for their reasonable travel expenses incurred in attending Board and committee meetings.

      We have also customarily granted to our non-executive directors options under our 1994 and 1997 Stock Option Plans.

Executive Compensation

Summary Compensation Table

      The following table summarizes the compensation we paid our Chief Executive Officer and each of our four other most highly compensated executive officers during 1999 and 2000.

					Long Term
		Annual Compensation			Compensation Awards

					Securities Underlying	All Other
Name and Principal Position	Year	Salary(1)	Bonus		Options	Compensation(2)

W. Gary Suttle	2000	$400,000	$200,000		—	$41,100
President and Chief Executive Officer	1999	386,154	120,000	(3)	86,000	—

David A. Boshes	2000	163,300	40,000		—	5,100
Vice President of Operations	1999	148,551	26,000		—	4,800

Daniel C. McLeod	2000	193,224	20,000		—	—
Vice President of Sales	1999	198,407	25,000		—	—

David L. Richards	2000	165,981	45,000		—	5,100
Vice President of Information Technology	1999	150,891	30,000		—	4,800

James M. Thomson	2000	176,893	50,000		—	5,100
Vice President of Finance and Chief Financial Officer	1999	151,050	30,000		—	4,800

(1)	Amounts listed are annual base salaries, with the exception of Mr. McLeod, who is paid commissions based on our sales. Mr. McLeod’s commissions are included in the salary column.

(2)	The amounts shown as All Other Compensation represent Rockford contributions to our Employee 401(k) Deferred Compensation Plan. For Mr. Suttle, the amounts shown as All Other Compensation for 2000 represent Rockford contributions to our Employee 401(k) Deferred Compensation Plan in the amount of $5,100 and $36,000 paid in premiums for a “split dollar” life insurance policy covering the life of Mr. Suttle pursuant to his employment agreement with us. Mr. Suttle’s agreement provides that, in the event of his death, Rockford will receive an amount equal to the aggregate amount of its premium payments under the policy and the beneficiary of the policy will receive the excess.

(3)	This bonus was paid to Grisanti, Galef & Goldress under a consulting agreement with that firm.

No Stock Option Grants in the Last Fiscal Year

      We did not grant any stock options to our officers during 2000. We have never granted any stock appreciation rights.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Value

      The following table contains information concerning the exercise of stock options during the fiscal year ended December 31, 2000, by our officers listed on the Summary Compensation Table, including:

•	The shares that each of them purchased during 2000 by exercising their stock options; and

•	The number and value of unexercised options each of them held at December 31, 2000. Value is determined by subtracting the exercise price from the closing market value of $5.00 per share as of December 31, 2000.

			Number of securities
			underlying unexercised		Value of unexercised
	Shares Acquired		options/SARs		in-the-money options/SARs
			at fiscal year end		at fiscal year end
	Number	Value
Name	Exercised	Realized	Exercisable	Unexercisable	Exercisable	Unexerciseable

W. Gary Suttle	—	$—	60,200	64,500	$202,500	$0

David A. Boshes	—	—	73,100	12,900	372,788	31,574

Dan C. McLeod	—	—	71,221	14,779	360,945	34,055

David L. Richards	—	—	70,950	15,050	338,288	39,074

James M. Thomson	—	—	72,025	13,975	365,538	31,824

Compensation Committee Report on Executive Compensation

  Our compensation philosophy

      We have historically established executive compensation to provide a base salary that will allow us to hire and retain qualified management. We have also provided annual cash incentive bonuses designed to reward all of our employees including executives for their contributions to our performance.

      From time to time we have also granted stock options to executives and key employees that were designed to keep them focused on increasing shareholder value. Until completion of our initial public offering, these options were essentially illiquid and could play only a limited role in our overall compensation system.

      We believe that our executive compensation practices provide an overall level of compensation that is competitive with companies of similar size, complexity and financial performance and that our executive compensation practices have allowed us to create an executive team that will be able to maintain and increase our business. From time to time we have reviewed employee compensation data provided by compensation consulting firms and have endeavored to maintain our salary levels at or above the 75th percentile for comparable positions at competitive companies.

  Procedures

      We determine the compensation of our President and set policies for and review the compensation of our other officers. This is designed to ensure consistency in compensation of our officers. In reviewing the individual performance of our officers other than the President, we take into account the views of the President and, in 2000, established base salary and bonus for officers other than the President based largely on the President’s recommendations.

      We review annually the compensation of all our executives and employees. Our goal is to assure that all of our executives and employees are properly motivated to serve the interests of our shareholders.

  Base Salary

      We set base salaries within the ranges of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies of similar size, complexity and profitability. We take into account the position involved and the executive’s experience. In addition, we consider other factors, including each officer’s contribution to our business as a whole. From 1999 to 2000, we increased the base compensation for our named executive officers an average of approximately $12,900, or 6.2%. We approved these increases to keep our compensation competitive and to allow for increases in the cost of living.

  Bonus

      We award cash bonuses to all of our employees on a discretionary basis. In determining bonus awards, we consider our financial and non-financial achievements, including revenue growth, profitability, expansion of our markets and new product introductions. Bonuses to lower compensated employees tend to be a smaller portion of compensation, while bonuses to our most highly compensated employees (including our executive officers) tend to be larger and to vary more depending on Rockford’s performance.

      The cash bonuses we paid to our executive officers in 2000 were paid early in 2000 and were based on our excellent overall business and financial results in 1999. Our bonuses paid in 2001 are substantially less because our financial performance for 2000 did not achieve our business and financial goals. This is in keeping with our objective to adjust bonus compensation for our executive officers on an annual basis based on financial and business results, the individual performance of the executive and the job market for key executives.

  Options

      Stock options are our primary long-term incentive compensation. We have awarded stock options to a broad range of our middle and upper level managers, including the President and other executive officers named in the Summary Compensation Table. The size of awards is based on position, responsibilities and individual performance. We believe that our long-term incentives are generally consistent with the incentives at comparable companies.

  Chief Executive Officer

      At the beginning of 1999 we entered into a new employment agreement with our President and Chief Executive Officer. In determining his compensation, we considered his demonstrated leadership, the excellent management team he has developed since joining us in 1992, and Rockford’s performance during 1997 and 1998. As of January 1, 1999, we approved an increased in Mr. Suttle’s salary to $400,000 annually from the former base of $360,000 annually. We maintained the same salary for 2000.

      We believe Mr. Suttle’s interests are well aligned with the interests of our shareholders because of our basic compensation system and also because of the 795,000 options awarded to him when he joined us in 1992. Our largest shareholder awarded these options directly from that shareholder’s shareholdings in order to recruit Mr. Suttle to join us, as a turnaround specialist, at a time in 1992 when we were in very poor financial condition.

Compensation Committee:	Timothy C. Bartol Ralph B. Godfrey Jerry E. Goldress

Compensation Committee Interlocks and Insider Participation

      The members of our Nominating and Compensation Committee are listed above. No member of the Nominating and Compensation Committee was employed by us during fiscal year 2000. However, Mr. Goldress is a principal of Grisanti, Galef & Goldress, a consulting firm under contract with us. For a description of this contract, see “Related Party Transactions — Grisanti, Galef & Goldress Consulting Agreement.” None of our directors served during fiscal year 2000 as an executive officer of any entity whose compensation committee (or other comparable committee, or the board of directors, as appropriate) included a Rockford executive officer. There are no “interlocks” as defined by the Securities and Exchange Commission.

Related Party Transactions

Grisanti, Galef & Goldress Consulting Agreement

      We initially retained Grisanti, Galef & Goldress to provide Mr. Suttle’s consulting services to us under a February 1992 letter agreement. Effective on August 1, 1992, we named Mr. Suttle our President and Chief Executive Officer and entered into a consulting agreement with Grisanti, Galef & Goldress. Under the consulting agreement, we retained Grisanti, Galef & Goldress to provide services for three years beginning on August 1, 1992. We agreed to pay consulting fees of $360,000 per year and bonus fees of up to $120,000 per year. In addition, we granted Grisanti, Galef & Goldress an option to purchase up to 215,000 shares of our common stock at an exercise price of $5.35 per share. In October 1994, we agreed to reduce the exercise price of the option to $1.51 per share.

      We renewed our agreement with Grisanti, Galef & Goldress effective as of August 1, 1995, extending the term for five more years. We agreed to continue paying consulting fees of $360,000 per year and bonus fees up to $120,000 per year. We paid bonus fees of $120,000 for each of 1997 and 1998. We also agreed in 1995 to extend the 215,000 share stock option so that it now expires on August 1, 2002.

      Effective January 1, 1999, the consulting agreement was amended to discharge our remaining obligation to pay consulting fees or bonuses to Grisanti, Galef & Goldress, in exchange for a grant to Mr. Goldress of options to purchase 21,500 shares of our common stock under our 1997 Stock Option Plan. Also on that date, Mr. Suttle became a Rockford employee under the terms of a formal employment agreement. The consulting agreement as amended January 1, 1999, gives us the right, but not the obligation, to retain Grisanti, Galef & Goldress to provide consulting services.

      During 1999 we paid Grisanti, Galef and Goldress $123,000, including $120,000 representing a bonus for Mr. Suttle’s services under the consulting agreement during 1998 and $3,000 as compensation for Mr. Goldress’ director fees. During 2000 we paid $4,000 as compensation for Mr. Goldress’ director fees.

Suttle/ Bartol Option Agreement

      Mr. Suttle holds an option to purchase 795,500 shares of our common stock from Monument Investors Limited Partnership, a family partnership controlled by two of our directors, Messrs. N. and T. Bartol. This option was originally granted to Mr. Suttle effective August 1, 1992, and fully vested on August 1, 1995, as consideration for his agreement to serve as Director, Chief Executive Officer and President of Rockford for a period of not less than three years. On August 1, 1995, the agreement was amended to extend the term of the option from August 1, 1999, to August 1, 2002, and to increase the exercise price of the options during the extended period. The exercise price of Mr. Suttle’s options increase over time on the following schedule:

$0.37 per share	On or before August 1, 1995
$0.41 per share	After August 1, 1995, and on or before August 1, 1999
$0.70 per share	After August 1, 1999, and on or before August 1, 2002

Suttle Employment Agreement

      The principal terms of our agreement with Mr. Suttle are as follows:

•	five-year term ending January 1, 2004;

•	initial base salary of $400,000 per year, subject to increases at the discretion of our nominating and compensation committee;

•	bonus potential of up to 50% of salary at the discretion of the Board of Directors and the compensation committee based upon our performance;

•	participation in our stock option plan, with an initial grant of 86,000 shares at $7.67 per share as of January 1, 1999;

•	payment by us of up to $36,000 per year in premiums on a “split dollar” life insurance policy for Mr. Suttle’s benefit; and

•	we may terminate the agreement at any time after the first year.

      If we terminate without good cause, or if Mr. Suttle terminates for good reason, we must continue to pay Mr. Suttle’s base salary for 18 months after the termination. Mr. Suttle may not compete with us, call on any of our customers or induce any of our employees to work for another business during the term of the agreement and for 12 months after the later of (1) the termination date or (2) the day we stop paying severance payments under the employment agreement.

Principal Shareholders And Shareholdings Of Officers And Directors

      The following table lists our share ownership as of March 1, 2001, for the persons or groups specified. Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. The address for each director and executive officer is c/o Rockford Corporation, 546 S. Rockford Drive, Tempe, Arizona 85281, unless otherwise noted.

	Shares	Percent Of
	Beneficially	Common
Name And Address Of Beneficial Owner	Owned	Stock

Timothy C. Bartol(1)	3,664,028	45.8%

Monument Investors Limited Partnership(2)	3,001,289	37.5

W. Gary Suttle(3)	907,300	11.2

Quaker Capital Management Corporation(4)	797,050	10.2

Nicholas G. Bartol(5)	666,015	8.3

WS Capital(6)	637,136	7.9

Boulder Investors Limited Partnership(7)	602,493	7.5

Jerry E. Goldress(8)	252,215	3.1

James M. Thomson(9)	101,907	1.3

David A. Boshes(10)	89,906	1.1

David L. Richards(11)	83,916	1.0

Daniel C. McLeod(12)	80,625	1.0

John P. Lloyd(13)	55,217	*

Ralph B. Godfrey(14)	42,250	*

All Executive Officers and Directors as a group (13 persons)(15)	4,627,481	52.7

*	Represents less than 1%

(1)	Includes 3,001,289 shares held by Monument Investors Limited Partnership, for which Mr. Bartol serves as general partner; 602,493 shares held by Boulder Investors Limited Partnership, for which Mr. Bartol serves as general partner; 31,782 shares held by GST Exempt Trust, a trust in which Mr. Bartol has a beneficial interest; and 8,600 shares held by Mr. Bartol’s wife. Mr. Bartol disclaims beneficial ownership of the shares held by his wife.

(2)	Monument Investors Limited Partnership’s address is c/o Mr. T. Bartol, Rockford Corporation, 546 S. Rockford Drive, Tempe, Arizona 85281. It is owned by Mr. T. Bartol (general partner) and Mr. N. Bartol, Ms. P. Carrio and Ms. A. Butterfield (limited partners) the four natural children of John and Caroline Bartol.

(3)	Includes 795,500 shares underlying options granted by Monument Investors Limited Partnership; and 103,200 shares underlying vested options granted under our stock option plans.

(4)	Includes 795,700 shares that investment advisory clients of Quaker Capital Management Corporation own and over which it has discretionary authority. Quaker Capital Management Corporation disclaims beneficial ownership of these shares. Its address is 401 Wood Street, Suite 1300, Pittsburg, Pennsylvania 15222. In light of Quaker Capital Management Corporation’s disclaimer, we do not consider it our affiliate and have not included its shares in computing shares held by our affiliates.

(5)	Includes 602,493 shares held by Boulder Investors Limited Partnership, for which Mr. Bartol serves as general partner; 31,782 shares held by GST Exempt Trust, a trust in which Mr. Bartol has a beneficial interest; and 4,095 shares held by Mr. Bartol’s wife. Mr. Bartol disclaims beneficial ownership of the shares held by his wife.

(6)	Includes shares held by WS Capital LLC and its affiliates Walker Smith Capital, L.P., WS International, WS Ventures and WS Ventures International. WS Capital’s address is 300 Crescent

Court, Suite 880, Dallas, Texas 75201. WS Capital has no affiliation with any of our directors or officers and its shares are not included in the ownership of our Directors and Executive Officers as a group.

(7)	Boulder Investors Limited Partnership’s address is c/o Mr. T. Bartol, Rockford Corporation, 546 S. Rockford Drive, Tempe, Arizona 85281. It is controlled by Mr. T. Bartol and Mr. N. Bartol (general partners) and Ms. P. Carrio and Ms. A. Butterfield (limited partners), the four natural children of John and Caroline Bartol.

(8)	Includes 244,025 shares underlying vested options.

(9)	Includes 80,625 shares underlying vested options.

(10)	Includes 81,700 shares underlying vested options.

(11)	Includes 81,700 shares underlying vested options

(12)	Includes 80,625 shares underlying vested options.

(13)	Includes 48,375 shares underlying vested options.

(14)	Includes 32,250 shares underlying vested options.

(15)	Includes 878,060 shares underlying vested options.

Section 16(A) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires

•	our executive officers;

•	our directors; and

•	persons who beneficially own more than ten percent of a registered class of our equity securities to file reports of beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the SEC and the National Association of Securities Dealers. These reporting persons must furnish us with copies of all Forms 3, 4 and 5 that they file.

      Based solely upon our review of the copies of Forms 3, 4 and 5 and amendments to these forms, we believe that all reporting persons complied with all filing requirements on a timely basis during 2000, except as follows:

•	When we promoted Ms. Jacqueline M. Mott to the position of Vice President of Human Resources in October 2000, we failed to inform her of the need to file a Form 3. As a result, she failed to file the form when required. We discovered this oversight during our year-end review and Ms. Mott filed a Form 5 on February 14, 2001, to report her Section 16(a) holdings. We have taken steps to assure that we inform new officers of their reporting obligations in the future.

•	John M. Lloyd, the son of our director John P. Lloyd, purchased 100 shares of our common stock in April 2000. John P. Lloyd failed to file a Form 4 in May 2000 to report this purchase. Mr. Lloyd included the April purchase transaction on his Form 4 filed for June 2000, when we discovered the failure.

Stock Price Performance Graph

      The registration statement for the initial public offering of our common stock was declared effective on April 19, 2000, and our shares began trading on The NASDAQ National Market on April 20, 2000.

      Set forth below is a line graph comparing the cumulative total return over the period beginning on the date of our initial public offering on April 20, 2000, and ending on December 31, 2000, for an investment of $100 in each of the following:

•	Shares of our common stock;

•	The Russell 2000 Index, a broad based equity index of smaller capitalization companies, with dividends reinvested. We believe this index is a better comparison for our stock than the S&P 500 or The NASDAQ Stock Market indexes because it includes smaller companies more comparable in size to us than either of the larger indexes; and

•	A peer group we have selected that includes Harman International Industries, Inc.; Boston Acoustics, Inc.; Recoton Corp.; and Phoenix Gold International, Inc. The peer group index is weighted based on market capitalization and assumes the reinvestment of dividends. In future years we will adjust the weightings at the end of each year.

	Rockford Corp	Russell 2000	Peer Index

April 20, 2000	100.00	100.00	100.00
December 31, 2000	45.45	101.26	120.78

Independent Auditor and Fees

      Ernst & Young LLP served as our independent auditor for fiscal year 2000 and has been selected by the Board of Directors to serve as our independent auditor for fiscal year 2001. Representatives of Ernst & Young will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to questions.

      During 2000 we paid our independent auditor, Ernst & Young LLP, the following fees for services it provided to us:

Audit Fees	$154,000

Audit Related Fees	187,000

Other Fees	132,000

Financial System Design and Implementation Fees	0

Total Fees	$473,000

Our Next Annual Meeting and Proposals by Shareholders

      We expect our 2002 annual meeting will take place on or about April 24, 2002. As a shareholder you may seek to:

•	nominate directors; or

•	have proposals presented in our proxy statement and considered at our annual meeting.

Your nomination or proposal must comply with Arizona law and, for the 2002 annual meeting, we must receive it no later than November 23, 2001. You should direct any proposals and related questions to Ms. Victoria Hodson, our Investor Relations Coordinator, at (480) 517-3042.

Annual Report

      Our Annual Report with certified financial statements for the fiscal year ended December 31, 2000, accompanies this Notice and Proxy Statement and was mailed to all shareholders of record on or about March 20, 2001. Any exhibit to the Annual Report will be furnished to any requesting person who makes a good faith representation that he or she was a beneficial owner of our common stock on March 12, 2001.

By order of the Board of Directors.

/s/ JAMES M. THOMSON
_________________________________________
James M. Thomson
Vice President, Chief Financial Officer
and Secretary

PROXY

ROCKFORD CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints W. Gary Suttle and Jerry E. Goldress or either of them acting in the absence of the other, with full power of substitution, the true and lawful attorneys and proxies of the undersigned, to attend the Annual Meeting of the Shareholders of Rockford Corporation to be held at Rockford’s new corporate headquarters, 600 S. Rockford Drive, Tempe, Arizona 85281, on April 25, 2001, at 2:00 p.m., Mountain Standard Time, and any adjournments thereof, and to vote the shares of Common Stock of Rockford standing in the name of the undersigned, as directed below, with all the powers the undersigned would possess if personally present at the meeting.

PROPOSAL NO. 1:	To elect 6 directors to our Board to serve for the next year or until their successors are elected.

NOMINEES:	W. Gary Suttle	Timothy C. Bartol
	Jerry E. Goldress	Ralph B. Godfrey
	Nicholas G. Bartol	John P. Lloyd

VOTE for all nominees except those whose names are written on the line provided below (if any).

    VOTE WITHHELD on all nominees.

PLEASE PROMPTLY DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE

     This proxy will be voted in accordance with the directions indicated herein. If no specific directions are given, this proxy will be voted for approval of all nominees listed herein, for approval of the proposals listed herein and, with respect to any other business as may properly come before the meeting, in accordance with the discretion of the Proxies.

DATED:

Signature

Signature

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